EXHIBIT 99.1

GEOGLOBAL PROVIDES OPERATIONAL UPDATE

Calgary, Alberta, Canada, September 14, 2012 – GeoGlobal Resources Inc. (“GeoGlobal” or the “Company”) (NYSE MKT: GGR) today provided an update on its recent and planned activities in Israel and India.

Israel – Myra-1

GeoGlobal has now completed the planned wire line logging at the Myra-1 well site and confirmed that no hydrocarbons were present in the well. Log results did confirm the presence of high quality Lower Miocene sands (equivalent in age to the Tamar Sands) and gas shows, which indicates there is an active hydrocarbon system in the Myra license. Further analysis will now be conducted to assess the potential for additional drilling on the license including the potential to sidetrack the Myra-1 well which has been plugged and abandoned.

Israel – Sara-1

The Company now expects the Noble Homer Ferrington semi-submersible drill rig to be mobilized to the Sara-1 drilling location. The Sara-1 location is 60 kilometers off the coast of Israel, in approximately 1,400 meters of water. The Sara-1 well is planned to be drilled vertically to approximately 4,000 meters total vertical depth subsea and is anticipated to take approximately 50 days to drill. Drilling is expected to commence before the end of September.

India – KG Onshore

The Government of India recently approved a 28-month extension to the Phase-I exploration period on the KG Onshore Block. This extension allows the Oil India Limited (“OIL”) GeoGlobal consortium until December 2014 to complete the minimum work program commitments in the block, primarily the drilling of 12 exploratory wells. If further delays occur in receiving pending environmental clearance to shoot the remaining 3D seismic or drill the exploratory wells, the consortium may apply for a further extension to the Phase-I exploration period. The consortium is also preparing a request to reduce the Minimum Work Program commitments in the KG Onshore Block if environmental clearance is denied for exploration activities in the mangrove reserved forest areas within the Block.

“Although our first Israeli well did not meet our expectations, the information gathered both during drilling and through subsequent wire line logging activities will be very useful in further advancing our understanding of the regional geology and in making future drilling decisions,” said Mr. Paul B. Miller, President and CEO of GeoGlobal. “We remain optimistic about our prospects in Israel and continue to make progress on initiatives across our portfolio, including India, as we strive to unlock value for stakeholders.  The extension granted for the KG Onshore Block gives partners the time required to complete the planned exploration program for the Block.”

Conference Call Details

GeoGlobal is hosting a conference call on Monday, September 17, 2012 at 10:30 am Eastern Time to discuss its operational activities in Israel and India. To access the conference call by telephone, dial 1-888-231-8191 or international +1 647-427-7450.  The conference call will be archived for replay until Monday, September 24, 2012, at midnight. To access the archived conference call, dial 1-855-859-2056 or +1-416-849-0833 and enter the reservation number 29511512 followed by the number sign.

A live audio webcast of the conference call will also be available at www.geoglobal.com and www.newswire.ca.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above web sites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995.

This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling and spudding activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption "Risk Factors" in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports, which we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

GEOGLOBAL RESOURCES INC. www.geoglobal.com Phone: +1-403-777-9250 Email: info@geoglobal.com	THE EQUICOM GROUP Nick Hurst Phone: +1-403-218-2835 Email: nhurst@equicomgroup.com	DEBBY COMMUNICATIONS Moshe Debby Phone: +1-972-3-5683000 Email: moshe@debby.co.il